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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Kulicke & Soffa Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[LOGO]

Kulicke & Soffa

2101 Blair Mill Road, Willow Grove, PA 19090

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 11, 2003

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company”) will be held on Tuesday, February 11, 2003, at 4:30 p.m. at the offices of the Company, 2101 Blair Mill Road, Willow Grove, Pennsylvania, for the following purposes:

1.	Election of directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending September 30, 2003; and

3.	Transaction of such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on December 16, 2002, as the record date for the determination of holders of Common Shares entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting, but whether or not you expect to attend the Annual Meeting in person, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors
SUSAN WATERS
Secretary

January 6, 2003

[LOGO]

Kulicke & Soffa

2101 Blair Mill Road, Willow Grove, PA 19090

PROXY STATEMENT

January 6, 2003

The enclosed proxy is solicited by the Board of Directors of the Company.    This proxy statement and the enclosed proxy are being mailed on or about January 6, 2003. A copy of the Company’s 2002 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) is also enclosed but is not to be considered as proxy solicitation material.

Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on December 16, 2002, as the record date for determination of the shareholders entitled to vote at the Annual Meeting. As of the record date, there were 49,580,242 Common Shares outstanding (“Common Shares” or “Common Stock”). Each such share is entitled to one vote on all matters to be presented to the meeting.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares will be voted FOR the following Items: (1) the election of the nominees for director set forth herein and (2) ratification of the appointment of independent accountants. A proxy is revocable at any time prior to its use by delivering a subsequently executed proxy or written notice of revocation to the Secretary of the Company.

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) the two nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected and (ii) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the Meeting will be required to ratify Item 2 above. Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter.

Security Ownership of Certain Beneficial Owners

To the best knowledge of the Company, the only persons or groups of persons that owned beneficially more than 5% of the outstanding Common Shares of the Company based on the number of shares outstanding as of December 16, 2002 were as follows:

Name and Address	Number of Shares	Percent of Class
Capital Group International, Inc. * 11100 Santa Monica Boulevard Los Angeles, CA 90025	8,399,310	16.9%

*     Based on information provided pursuant to a joint statement on Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2002 by Capital Group International, Inc. and Capital Guardian Trust Company, Capital Group International is the parent holding company of a group of investment management companies (including Capital Guardian Trust and Capital International, Inc.) that hold investment power and, in some cases, voting power over these shares. On the Schedule 13G, Capital Group International also reported that it does not have investment power or voting power over these shares but it may be deemed to “beneficially own” these shares by virtue of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Based on information provided pursuant to the Schedule 13G, this share amount includes 7,780,810 shares beneficially owned by Capital Guardian Trust.

ITEM 1 — ELECTION OF DIRECTORS

On December 17, 2002, the Board of Directors, in accordance with the Company’s By-Laws, increased the number of directors to eight, divided into four classes of two directors, and appointed Barry Waite, effective January 2, 2003, to be the second member of the class whose term expires at the 2003 Annual Meeting. The Board of Directors intends to nominate C. Scott Kulicke and Barry Waite for re-election at the 2003 Annual Meeting to serve until the 2007 Annual Meeting and until their successors have been duly elected and qualified. Each shareholder who so chooses may cumulate votes in the election of directors (i.e. shareholders may multiply the number of votes the shareholder is entitled to cast by the total number of directors elected (i.e. two) and cast the whole number of votes for one candidate or distribute them among some or all candidates). The proxy agents reserve the right to vote the proxies cumulatively, if necessary, in order that one or both of Messrs. C. Scott Kulicke and Barry Waite will be re-elected to the Board of Directors. If either of the nominees should be unavailable at the time of the election, the persons named in the proxy may vote the proxies for such other persons as they may choose, unless the Board of Directors reduces the number of the directors to be elected.

The following table provides certain information concerning: (i) C. Scott Kulicke and Barry Waite, the nominees for re-election, (ii) the persons whose terms as directors will continue after the Annual Meeting, and (iii) the executive officers named in the Summary Compensation Table herein, including their ages, principal occupations and, as of December 2, 2002, beneficial shareholdings. Unless otherwise specified, such persons have held the positions indicated (other than directorships) for at least five years. To the best knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to the beneficial shareholdings set forth, unless otherwise indicated.

Name, Age and Occupation	Director Since	Present Term Expires	Common Shares Beneficially Owned On December 2, 2002
			Number		Percent
Philip V. Gerdine (63), Independent Consultant. From 1989 to September 1998, served as Executive Director, Siemens AG and the Managing Director of the Plessey Company PLC. Formerly, Vice President-Corporate Development of Siemens Corporation. Has held senior management positions with General Electric Co., Price Waterhouse and The Boston Consulting Group. Currently a director of Applied Materials, Inc.	2000	2004	2,600	(1)(2)	*

C. Scott Kulicke (53), Chairman of the Board and Chief Executive Officer of the Company. Also serves on the Board of Directors of Xetel Corporation.	1975	2003	1,470,584	(1)(2)	3.0%

John A. O’Steen (58), Executive Vice President of Operations (since July 1998) and Executive Vice President (January to June 1998) of Cornerstone Brands, Inc., a consumer catalog company. From 1991 to 1998, Chairman and Chief Executive Officer of Cinmar, L.P., a mail order catalog company acquired by the predecessor of Cornerstone Brands in September 1995. Formerly, President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Currently, a director of Cornerstone Brands, Inc.	1988	2006	40,500	(1)(2)	*

Allison F. Page (79), Retired partner in the Philadelphia law firm of Pepper Hamilton LLP.	1962	2005	21,540	(1)	*

Name, Age and Occupation	Director Since	Present Term Expires	Common Shares Beneficially Owned On December 2, 2002
			Number		Percent
MacDonell Roehm, Jr. (63),
Chief Executive Officer of CH4 Pty Ltd, a natural resources company, since 2002. Chairman of Australian Ventures LLC, a private equity fund, since 1999. Chairman and Chief Executive Officer of Crooked Creek Capital LLC, a provider of strategic, operational and financial restructuring services, since 1998. Former Chairman and Chief Executive Officer of Mackenzie-Childs Ltd. from 2000 until 2001. Former Chairman, President and Chief Executive Officer of Bill’s Dollar Stores, Inc., a chain of retail convenience stores, from 1994 to March 1998. Prior to that time, Managing Director of AEA Investors, Inc., a private investment firm. Also serves on the Board of Directors of Tower Technology Pty., Ltd., SCIA Holdings Pty. Ltd. and JB Hi Fi Pty. Ltd.
	1984	2006	74,500	(1)	*

Larry D. Striplin, Jr. (73), Chairman of the Board and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc., a glass contractor, and Circle “S” Industries, Inc., a real estate management company. Mr. Striplin was Chairman of Circle “S” Industries, Inc. and American Fine Wire Corp. before their acquisition by the Company in 1995. Currently, a director of HealthSouth Corporation and The Banc Corporation.	1995	2004	20,500	(1)	*

Barry Waite (54) From May 1998 until retirement in May 2002, served as President and Chief Executive Officer of Chartered Semiconductor, a major wafer foundry. From 1982 to 1998, held positions of increasing responsibility with Motorola Corporation, including Senior Vice President and General Manager, Europe, Middle East and Africa (1997 to 1998) and Senior Vice President and General Manager Microprocessor and Memory Technology Group (1993-1997).	2003	2003	0		*

Name, Age and Occupation	Director Since	Present Term Expires	Common Shares Beneficially Owned On December 2, 2002
			Number		Percent
C. William Zadel (59), Chairman and Chief Executive Officer of Mykrolis Corporation, a multinational company focused on developing, manufacturing and marketing technically advanced filtration, purification and control products for the global semiconductor industry. Mykrolis is the former microelectronics division of Millipore Corporation. Prior to becoming Chief Executive Officer of Mykrolis at its separation from Millipore in August 2001, Mr. Zadel was Chairman and Chief Executive Officer of Millipore since April of 1996. Currently, a director of Matritech, Inc.	1989	2005	22,500	(1)	*
Alexander A. Oscilowski (43), President of the Company until September 3, 2002.	—	—	41,331	(1)	*
Morton K. Perchick (65), Executive Vice President of the Company	—	—	220,111	(1)(2)(3)	*
Clifford G. Sprague (58), Senior Vice President and Chief Financial Officer of the Company.	—	—	143,062	(1)(2)(3)	*
Charles Salmons (47) Senior Vice President Product Development of the Company			106,845	(1)	*
James P. Spooner (55) Vice President Corporate Development of the Company			54,460	(1)	*
All directors and executive officers as a group (13 persons).	—	—	2,243,129	(4)	4.5%

*	Less than 1.0%
(1)
Includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 2, 2002 in the following amounts: Mr. Gerdine (2,500), Mr. Kulicke (650,895), Mr. O’Steen (20,500), Mr. Page (20,500), Mr. Roehm (68,500), Mr. Striplin (20,500), Mr. Zadel (20,500), Mr. Oscilowski (39,665), Mr. Perchick (204,455) Mr. Sprague (124,848), Mr. Salmons (97,100) and Mr. Spooner (53,180).

(2)	Includes shares jointly held with the individual’s spouse in the follow amounts: Mr. Gerdine (100), Mr. Kulicke (643,918), Mr. O’Steen (2,000), Mr. Perchick (2,800) and Mr. Sprague (13,000).
(3)	Includes shares currently issuable upon conversion of the Company’s 4¾% Convertible Subordinated Notes Due 2006 in the following amounts: Mr. Perchick (2,183) and Mr. Sprague (1,310).
(4)
Includes 1,348,548 shares subject to options that are currently exercisable or exercisable within 60 days after December 2, 2002 and 3,493 shares currently issuable upon conversion of the Company’s 4¾% Convertible Subordinated Notes Due 2006. See also footnotes (1) and (3) above.

For further information concerning Directors and Executive Officers see “Additional Information” herein.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE
NOMINEES FOR DIRECTOR.

ITEM 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending September 30, 2003. PricewaterhouseCoopers LLP has served as the Company’s independent accountants for a number of years. The election of independent accountants by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the reappointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its appointment.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT
ACCOUNTANTS.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for Fiscal 2002 were made on a timely basis.

Summary Compensation Table

The following table sets forth information with respect to the compensation received by the Chief Executive Officer, the four other most highly compensated executive officers of the Company who were serving as executive officers at September 30, 2002 and the former President of the Company who served until September 3, 2002 (collectively, the “named executive officers”) for the fiscal year ended September 30, 2002 (“Fiscal 2002”), as well as the compensation received by each such individual for the Company’s previous two fiscal years (“Fiscal 2001” and “Fiscal 2000,” respectively), if applicable.
		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($) (1)(2)	Other Annual Compensation($)(3)	Securities Underlying Options(#)	All Other Compensation ($)(4)
C. Scott Kulicke	2002	$424,580	$—	$—	111,500	$16,500
Chairman of the Board and	2001	484,740	—	7,218	110,600	15,750
Chief Executive Officer	2000	426,495	688,703	6,709	—	15,750

Alexander A. Oscilowski	2002	$283,068	$—	$—	50,200	$5,526
Former President	2001	287,640	120,000	5,923	49,700	5,203
	2000	201,169	211,565	2,290	—	54,797

Morton K. Perchick	2002	$285,610	$—	$—	56,100	$19,250
Executive Vice President	2001	329,869	134,400	7,275	55,500	18,375
	2000	268,978	341,014	7,275	—	18,375

Clifford G. Sprague	2002	$233,740	$—	$—	40,400	$10,889
Senior Vice President and	2001	266,402	107,250	6,506	45,600	13,125
Chief Financial Officer	2000	237,646	202,829	6,303	—	14,713

Charles Salmons	2002	$212,498	$—	$—	42,000	$13,976
Senior Vice President Product Development	2001	257,283	92,500	7,346	41,600	15,750
	2000	190,404	233,454	6,144	—	17,412

James P. Spooner	2002	$212,498	$—	$—	28,000	$4,658
Vice President Corporate	2001	239,127	56,250	7,766	27,800	6,882
Development	2000	160,173	57,712	2,706	—	—

(1)	Includes amounts earned but deferred at the election of executive officers under the Company’s Executive Deferred Compensation Plan.
(2)
These amounts represent incentive payments to the named executive officers as participants in the Company’s Executive Incentive Compensation Plan for the fiscal year indicated. (See Compensation Committee Report on Executive Compensation herein.)

(3)	For Fiscal 2000 and 2001, these amounts represent the Company’s reimbursement of taxes paid by the named executive officers on Company-provided automobiles.
(4)
This column includes, for Fiscal 2000, 2001 and 2002, the Company’s matching contribution to its 401(k) Incentive Savings Plan with respect to Messrs. Kulicke, Oscilowski, Perchick, Sprague, Salmons and Spooner and, for Fiscal 2000, reimbursement of relocation expenses for Mr. Oscilowski.

Stock Option Tables

The following tables set forth information with respect to: (i) stock option grants by the Company to the named executive officers in Fiscal 2002, and (ii) the aggregate option exercises by each named executive officer during Fiscal 2002, the number of unexercised options and the value of unexercised in-the-money options held by each named executive officer at the Fiscal 2002 year-end, respectively.

Option Grants in Fiscal 2002

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employee in Fiscal Year(2)	Exercise Price Per Share	Expiration Date
Name						5%	10%
C. Scott Kulicke	111,500	4.3%	$16.12	11/20/11		$1,130,363	$2,864,561

Alexander A. Oscilowski	50,200	1.9%	16.12	12/29/02	(4)	508,917	1,289,695

Morton K. Perchick	56,100	2.2%	16.12	11/20/11		568,760	1,441,272

Clifford G. Sprague	40,400	1.6%	16.12	11/20/11		409,566	1,037,922

Charles Salmons	42,000	1.6%	16.12	11/20/11		425,787	1,079,027

James P. Spooner	28,000	1.1%	16.12	11/20/11		283,858	719,352

(1)
The options granted to named executive officers in Fiscal 2002 were granted under the Company’s 1994 and 1998 Employee Stock Option Plans and generally become exercisable commencing one year from the date of grant in installments of 25% per year.

(2)	The Company granted options to employees to purchase a total of 2,581,200 shares during Fiscal 2002.
(3)
These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

(4)	Expiring early as a result of termination of employment.

Aggregated Option Exercises in Fiscal 2002 and 2002 Fiscal Year-End Option Values

The following table sets forth information with respect to the aggregate option exercises by each named executive officer in Fiscal 2002 and the value of unexercised in-the-money options held by each named executive officer at the end of Fiscal 2002, respectively.

			Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
C. Scott Kulicke	18,400	$255,920	589,810	286,690	$28,750	—

Alexander A. Oscilowski	-0-	-0-	39,665	105,635	—	—

Morton K. Perchick	-0-	-0-	170,195	135,405	—	—

Clifford G. Sprague	-0-	-0-	98,508	102,640	—	—

Charles Salmons	-0-	-0-	72,920	95,320	—	—

James P. Spooner	-0-	-0-	36,830	62,570	—	—

(1)
In-the-money options are those where the fair market value of the underlying shares exceeds the exercise price of the option. The closing price of the Company’s Common Shares on September 30, 2002, the last trading day during Fiscal 2002, was $3.00 per share.

Pension Plan

The Company has maintained a tax-qualified defined benefit pension plan, which covered U.S. employees who had reached age 21 and completed one year of service. Effective December 31, 1995, benefit accruals under the Company’s pension plan were frozen. Retirement benefits under this pension plan are determined under a formula based on length of service and average compensation in the three consecutive calendar years during the ten year period ended December 31, 1995, producing the highest average (subject to certain Internal Revenue Code limits). Assuming the individual survives until age 65 and begins to receive payments at age 65 in the form of an annuity, the named executives would receive the following annual amounts under the pension plan: C. Scott Kulicke - $57,996; Alexander A. Oscilowski - 0 -; Morton K. Perchick - $29,951; Clifford G. Sprague - $15,793, Charles Salmons - $22,097 and James P. Spooner - 0.

Termination of Employment and Change in Control Arrangements

The Company has Termination of Employment Agreements with its executive officers which provide that in the event of certain changes in control, as defined in the agreements, the officer who is a party to such agreement and whose employment terminates, other than voluntarily or for cause, within 18 months after such change in control, will be entitled to termination pay equal to the lesser of a specified number of months’ target total cash compensation (base salary plus incentives) for the year in which the change in control occurs or $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Internal Revenue Code or would make payment thereof non-deductible by the Company under Section 280G of the Code. Such agreements were renewed by the Board of Directors in December 2000 and are all currently scheduled to expire on December 31, 2003, unless extended. The named executive officers’ Termination of Employment Agreements provide for payment of the following number of months’ target total cash compensation: Messrs. Kulicke, 30 months; Perchick, 18 months; Sprague, 18 months; Salmons, 18 months; and Spooner, 18 months.

Under the Company’s 2001 Employee Stock Option Plan (“2001 Plan”), the 1998 Employee Stock Option Plan (“1998 Plan”) and the 1994 Employee Stock Option Plan (“1994 Plan”), in the event of a change in control of the Company (as defined in those plans), all outstanding options become fully vested and exercisable. Under the Company’s 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (the “1997 Director Plan”), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the shares subject to his or her outstanding options less the amount which would be required to exercise such options. Under the Company’s 1988 Employee Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Non-Officer Directors (the “1988 Director Plan”), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the shares subject to then exercisable options less the amount which would be required to exercise such options. Under the Company’s Officers’ Deferred Compensation Plan, on a change in control (as defined in that plan) participants receive a lump sum payment of the value of their accounts.

Board Matters

In Fiscal 2002, the Board of Directors met six times. Four of such meetings were regular meetings and two of such meetings were special meetings. Directors who are not officers of the Company receive a quarterly retainer of $3,000, plus $2,000 for each meeting of the Board attended and $1,000 for each telephone meeting of the Board attended. Committee Chairmen also are paid an annual retainer of $2,000, and committee members are paid $1,000 for each committee meeting not held on the date of a Board meeting. All of the incumbent directors, with the exception of C. William Zadel, attended at least 75% of the Board and applicable committee meetings in Fiscal 2002.

Each member of the Board who is not also an officer or employee of the Company is eligible to participate in the 1988 and 1997 Director Plans. Pursuant to the 1988 Director Plan (which terminated in 1998), options to purchase 5,000 Common Shares were automatically granted to each eligible director on the last day of each February on which the Company’s shares were publicly traded through 1998. In February 1999, a similar grant was made pursuant to the 1997 Director Plan, which provides for such grants through 2008. As a result of the two-for-one stock split effective on July 31, 2000, grants under the 1997 Director Plan were increased to 10,000 Common Shares beginning with the grant made in February 2001. The exercise price of all such options is equal to 100% of the fair market value of the Company’s Common Shares on the date of grant. All options granted under the 1988 Director Plan and options granted under the 1997 Director Plan prior to February 13, 2001 become exercisable in 20% annual increments commencing on the first anniversary of the date they are granted. Options granted under the 1997 Director Plan after February 13, 2001 become exercisable in 25% annual increments commencing on the first anniversary of the date they were granted.

See also “Certain Relationships and Related Transactions” below.

The Company has standing Audit and Compensation Committees. There is no standing Nominating Committee. The Audit Committee, comprised of Messrs. MacDonell Roehm, Jr., Chairman, Philip V. Gerdine and Allison F. Page, met five times during Fiscal 2002. All Audit Committee members are independent, non-employee directors. The Audit Committee, among other things, appoints the Company’s independent accountants to serve the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management.

The Compensation Committee, comprised of Messrs. John A. O’Steen, Chairman, Larry D. Striplin, Jr. and C. William Zadel, met five times during Fiscal 2002. The principal duties of the Compensation Committee are to approve compensation arrangements for the executive officers and senior managers of the Company and to administer the Company’s stock option plans.

Certain Relationships and Related Transactions

On November 28, 2000, Mackenzie-Childs Ltd. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. At the time of the Chapter 11 filing, MacDonell Roehm, Jr., a director of the Company, was Chairman and Chief Executive Officer of Mackenzie-Childs Ltd. Mr. Roehm was hired by Mackenzie-Childs Ltd. in 2000 to implement remedial action plans. By filing the petition, Mackenzie-Childs Ltd. sought reorganization to provide a framework under which those remedial action plans could be executed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors, comprised entirely of independent directors (as defined in Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market), is responsible for approving compensation arrangements for the officers and senior managers of the Company.

The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs: to attract and retain key executives; to motivate and reward executives for the attainment of Company-based and individual performance objectives; and to provide executives with an opportunity to acquire an equity interest in the Company. The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash compensation to the achievement of objectives that are important to the Company.

The Company’s Executive Incentive Compensation Plan is currently comprised of three principal components: base salary; cash incentive; and equity incentive in the form of stock options granted under the Company’s stock option plans.

Target Total Cash Compensation

Target total cash compensation for each executive is established based on marketplace data. For this purpose, in Fiscal 2002 the Company utilized principally the data for companies with sales between $400 million and $500 million as reported by nationwide participants in the Aon Consulting/Radford Division 2002 Executive Compensation Report. Participants in that nationwide survey are not limited to the companies included in the Company’s peer group established to compare shareholder returns in the performance graph included below because the Compensation Committee believes that the Company’s competitors for executive talent are not limited to that peer group.

Base Salary and Cash Incentive

Once target total cash compensation has been established for each executive, the total compensation is divided into a base salary portion and a cash incentive portion. Generally, the higher the level of responsibility of the executive within the Company, the greater the portion of that executive’s target total cash compensation that consists of the cash incentive component. At budgeted performance levels, targeted cash incentive ranges from approximately 33% to 56% of targeted total cash compensation (50% to 125% of base salary) for the named executive officers.

On August 1, 2001, the Company instituted a temporary reduction in the base salaries of employees, including a 15% reduction in the base salaries of participants in the Executive Incentive Compensation Plan. Base salaries for employees other than officers were restored during the second half of Fiscal 2002. The salaries of officers other than the Chief Executive Officer were restored in October 2002.

For Fiscal 2002, due to the Company’s cash position and financial performance, the Company elected to make no payments under the Executive Incentive Compensation Plan.

Equity Incentive

The Company grants stock options annually to all participants in the Executive Incentive Compensation Plan. The purpose of these grants is to give participants a stake in the success of the Company as measured by the stock market’s assessment of the Company’s performance. The number of options granted to each participant has generally been determined on the basis of a percentage of target total cash compensation that varies depending on the participant’s level of responsibility. The extent of existing options or stock ownership is not generally considered in granting options, except that the Company sometimes grants an initial round of options to newly recruited executives to provide them with some stake in the Company’s success from the commencement of their employment.

The option grants to the seven executive officers on November 20, 2001 amounted to approximately .76% of the Company’s Common Shares outstanding on or about the date of the grants.

Chief Executive Officer Compensation

The Compensation Committee uses the same factors in determining the compensation of the Chief Executive Officer as it does for the other participants in the Executive Incentive Compensation Plan. The Chief Executive Officer’s base salary for Fiscal 2002 was $424,580, reflecting the 15% reduction in base salary. The Chief Executive Officer received no cash incentive payment for Fiscal 2002.

The Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be from time-to-time necessary to attract and retain top-quality management, the Compensation Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

THE COMPENSATION COMMITTEE

JOHN A. O’STEEN, CHAIRMAN
LARRY D. STRIPLIN, JR.
C. WILLIAM ZADEL

Performance Graph

The graph set forth below compares, for fiscal years 1998 through 2002, the yearly change in the cumulative total returns to holders of Common Shares of the Company with the cumulative total return of a peer group selected by the Company and of the NASDAQ Stock Market-US Index. The peer companies are all among the top 25 semiconductor capital equipment suppliers in the world and were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customers and customer relationships. The peer group is composed of Advanced Semiconductor Materials International N.V., Applied Materials, Inc., BTU International, Inc., Electro Scientific Industries, Inc., FSI International, Inc., Genus, Inc., KLA - Tencor Corp., Lam Research Corp., LTX Corp., Novellus Systems, Inc. and Teradyne Inc. The graph assumes that the value of the investment in the relevant stock or index was $100 at September 30, 1997 and that all dividends were reinvested. Total returns are calculated based on a fiscal year ending September 30. For purposes of the peer group index, the peer group companies have been weighted based upon their relative market capitalization. The closing market price of the Company’s Common Shares as of September 30, 2002 was $3.00. The closing market price of such shares on December 16, 2002 was $5.44.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG KULICKE & SOFFA INDUSTRIES, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

[GRAPHIC]

	Cumulative Total Return
	9/97	9/98	9/99	9/00	9/01	9/02

KULICKE & SOFFA INDUSTRIES, INC.	100.00	29.42	52.50	57.49	47.07	12.96
NASDAQ STOCK MARKET (U.S.)	100.00	101.58	165.95	220.33	90.05	70.90
PEER GROUP	100.00	44.05	137.97	197.87	108.06	82.04

*	$100 invested on 9/30/97 in stock or index – including reinvestment of dividends. Fiscal year ending September 30.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company is composed of three independent directors and operates under a written charter. The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Each of the members of the Audit Committee is independent (as defined in Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market and Section 10A(m)(8) of the Exchange Act) and is able to understand financial statements. In addition, the Board has determined that two members of the Audit Committee, MacDonell Roehm, Jr. and Philip Gerdine, qualify as financial experts under the provisions of the Sarbanes-Oxley Act, as defined by the SEC. Attached as an Appendix to this Proxy Statement is a copy of the Audit Committee Charter as amended December 17, 2002.

During fiscal year 2002, the Audit Committee met with the senior members of the Company’s management team and the Company’s independent accountants. The Audit Committee also met separately with the Company’s independent accountants and separately with Company’s Chief Financial Officer. The parties discussed financial management, accounting and internal controls.

The Audit Committee appointed (subject to ratification by the shareholders) PricewaterhouseCoopers, L.L.P. as the Company’s independent accountants and reviewed with the Company’s financial management and the independent accountants the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the accountants of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements as well as in Management’s Discussion and Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and accountants their general preference for conservative policies when a range of accounting options is available.

In its meeting with representatives of the independent accountants, the Audit Committee asked for and received responses to several questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the accountants themselves prepared and been responsible for the financial statements; (ii) whether, based on the auditor’s experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.

The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended by Statement of Auditing Standards No. 90, “Audit Committee Communications.” The

Audit Committee also reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the accountants their independence, and concluded that the nonaudit services performed by the accountants are compatible with maintaining their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002 filed with the SEC.

AUDIT COMMITTEE

MACDONELL ROEHM, JR., CHAIRMAN
PHILIP V. GERDINE
ALLISON F. PAGE

AUDIT AND RELATED FEES

Audit Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the performance of the audit and the review of the Company’s financial statements during Fiscal 2002 were approximately $700,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for financial information systems design and implementation services during Fiscal 2002 were approximately $645,000.

All Other Fees

The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for services other than those described above during Fiscal 2002 were approximately $1,725,000. All other fees include fees for services such as tax and trade consulting and compliance and other audit related services. Audit related services include accounting consultations regarding SEC filings, acquisition related accounting assistance and supply chain organizational alignment.

The Company’s Audit Committee has determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers’ independence.

SHAREHOLDER PROPOSALS

Proposals which shareholders desire to have included in the Company’s proxy statement for the Annual Meeting in 2004 pursuant to Exchange Act Regulation 14a-8 must be addressed to the Secretary of the Company and received by the Company on or before September 8, 2003.

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2004 Annual Meeting is November 22, 2003 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2004 Annual Meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and regular employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s Annual Meeting. The Company received no notice of any shareholder proposal by such anniversary date (i.e. November 25, 2002).

The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for Fiscal 2002. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at the offices of the Company set forth on page 1 of this proxy statement.

In addition, electronic copies of the Company’s Fiscal 2002 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.kns.com/investors/financials/secreports.asp

after the reports are mailed to shareholders in early January 2003.

By Order of the Board of Directors
SUSAN WATERS
Secretary

January 6, 2003

APPENDIX

KULICKE & SOFFA INDUSTRIES, INC.
AUDIT COMMITTEE CHARTER

I.    PURPOSE

The purpose of the Audit Committee of Kulicke & Soffa Industries, Inc. (the “Company”) is to assist the Board of Directors of the Company (the “Board”) in fulfilling its oversight responsibilities to the Company and its shareholders relating to the integrity and quality of the Company’s financial statements, the Company’s auditing and financial reporting processes, the independence, qualifications and performance of the independent auditors and the Company’s system of internal controls.

The Audit Committee shall report its activities to the full Board regularly and issue annually a summary report to be included in the Company’s proxy statement that discloses that the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and the independent auditors;

•	discussed matters outlined in SAS 61 (Communications with Audit Committee); and

•	discussed with the independent auditors their independence relative to the Company and received their annual disclosure in the form of a written affirmation.

This report shall also disclose whether the Audit Committee recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K. Also, the Audit Committee Charter, including amendments, shall be disclosed as an appendix to the Company’s proxy statement, as required by applicable laws and regulations.

II.     COMPOSITION

The Audit Committee shall consist of not less than three members of the Board, appointed annually by the Board. All of the members of the Audit Committee shall meet the independence requirements applicable to audit committees, as required under the listing standards of Nasdaq and by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. All members at the time of appointment must meet the financial literacy requirements required under Nasdaq listing standards, and at least one member shall have financial experience and expertise as required under the Nasdaq listing standards and the rules and regulations of the SEC.

The members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

The Audit Committee may form, and delegate its authority to, subcommittees, as it deems appropriate.

III.    MEETINGS

The Audit Committee shall meet at least quarterly.

A1

The Audit Committee shall be briefed from time to time by company management, compliance managers, information technology leaders and the independent auditors on key topics, such as business and financial risks, exposures and practices and policies, complex transactions and operational issues, and legal and regulatory issues. All members shall have access to the Company’s management and specific information.

IV.    RESPONSIBILITIES AND DUTIES

While the Audit Committee believes its policies and procedures should remain flexible in order to best react to a changing environment, the Audit Committee, to fulfill its responsibilities and duties, shall:

Relationship with Independent Auditors

•	Be directly responsible for the appointment, retention, termination, compensation and oversight of the independent auditors. The independent auditors shall report directly to the Audit Committee.

•	Pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors and have the sole authority to approve all such audit and non-audit engagement fees and terms.

•	Review annually all non-audit services performed by the independent auditor.

•	Review with the independent auditors, the scope, fees and nature of the audit process.

•
Obtain a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 and actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that the Audit Committee believes may impact the objectivity and independence of the independent auditor and, if necessary, take appropriate action to ensure their independence.

•
Provide for direct and open communication between the Audit Committee and the independent auditors and clearly communicate the Audit Committee’s expectations of the independent auditors, at least on an annual basis, including the expected nature, style and timing of communications with the Audit Committee and any requests for expanded involvement in regulatory and other issues. The Audit Committee shall provide immediate access through the Audit Committee Chairman for the independent auditors to report any special matters they believe should be brought to the attention of the Audit Committee.

•	Hold individual private sessions with the independent auditors at least quarterly.

•	Set clear hiring policies for current or former employees of the independent auditors.

Financial Statements

•
Review and discuss with management and the independent auditors before filing with the SEC, the annual audited financial statements and the quarterly financial statements, all related footnotes and disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

A2

•
Discuss with the independent auditor the financial statements and audit findings, including estimates, significant new accounting policies and disagreements with management and any other matters required to be discussed by SAS No. 61.

•	Review with management and the independent auditors:

-	any major issues as to the adequacy or quality of the system of internal controls;

-
any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of the independent auditors’ work or access to required information, and management’s response, if any;

-
any written communications between the independent auditors and management, such as management letters or schedules of unadjusted differences and management’s responses to such letters or schedules; and

-	any significant disagreements between management and the independent auditor, which, with respect to financial reporting, the Audit Committee shall resolve.

•
Review with management and the independent auditor an analysis of significant accounting and reporting issues, including critical accounting policies, and changes, estimates and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management and the treatment preferred by the independent auditors. In addition, the Audit Committee will obtain and review with the independent auditors the reports relating to such subjects that the independent auditor must deliver to the Audit Committee pursuant to the Exchange Act.

•
Review with the Chief Executive Officer and Chief Financial Officer prior to the filing of each periodic report the contents of the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and management’s disclosure to the Audit Committee under Section 404 of that Act regarding internal controls.

Other

•	Review periodically with management the program established to monitor compliance with the Company’s Codes of Conduct and Ethics.

•	Review and approve all related party transactions.

•	Review with management legal and regulatory matters that may have a material impact on the financial statements, related compliance policies and programs and reports received from regulators.

•
Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, from employees or others, regarding accounting internal controls or auditing matters; and (ii) ensure that such complaints are treated confidentially and anonymously.

•	Have access to all relevant information necessary to carry out its responsibilities, including key operating reports of the Company.

•	Have the authority and the resources, as it determines appropriate to carry out its duties, to engage and determine the compensation for independent advisors and counsel.

A3

•	Review and reassess the adequacy of the Audit Committee Charter at least annually.

•	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or Board may deem appropriate.

Limitations

While the Audit Committee has the responsibilities and duties set forth in this Charter, it is not the responsibility or the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations, to conduct investigations or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls. These are the responsibilities of management and the independent auditors.

A4

Kulicke and Soffa Industries, Inc.
This Proxy Is Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders – February 11, 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS ☐ FOR ALL NOMINEES		NOMINEES: O C. Scott Kulicke O Barry Waite	2. Appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending September 30, 2003.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

By signing this Proxy, authority is given to cumulate votes in the discretion of Proxies for less than all nominees listed.

You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP IN PROPOSAL 2.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder		Date:

NOTE:
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.